Exhibit 99.1

                           News from Graham Packaging
Contact:
Donald C. Sarvey
Editorial Enterprises, Inc.
(717) 236-7716
editorialenterprises@earthlink.net

July 28, 2004
FOR IMMEDIATE RELEASE

Graham Packaging signs agreement
to acquire plastic container business unit of Owens-Illinois for $1.2 billion

YORK, Pennsylvania, USA--Graham Packaging Company, L.P., has signed a definitive agreement to acquire the Plastic Container business unit of Owens-Illinois, Inc., of Toledo, Ohio, for approximately $1.2 billion. Closing of the transaction is subject to regulatory approval and other customary conditions.

The purchase positions Graham Packaging to become a leading producer of value-added blow-molded plastic packaging in North America--an estimated $1.8 billion in sales in North America and a global total of $2.2 billion, based on combined company figures.

Graham Packaging will grow from 4,000 employees to a total of more than 9,000 employees and will add 31 plants to its current complement of 57 plants throughout North America, Europe, and South America. Of the 31 new plants, 24 are located in the United States, two are in Mexico, three are in Europe, and two are in South America. Graham Packaging will keep its headquarters in York, Pennsylvania.

"We have long admired Owens-Illinois," said Philip R. Yates, chairman and CEO of Graham Packaging. "O-I's plastics container business is a good match with Graham Packaging in terms of its emphasis on technology, commitment to high quality, and its culture of customer service.

"Our goal is to become the clear customer-preferred global leader in value-added, technology-based plastic packaging," Yates added. "This move gives us industry-leading plants, processes and products, technical resources, design teams, and overall the best people in the industry.

"For our customers, this means more resources resulting in even better value in terms of products, service, and innovative technology," Yates said. "For employees, this means an exciting opportunity to be part of a global leader in the rigid plastics packaging field.

"In connection with this acquisition," said Yates, "We intend to refinance a majority of our outstanding debt. We have received financing commitments from Citigroup, Deutsche Bank, and Goldman Sachs."

Roger M. Prevot, president and COO of Graham Packaging, will head up the integration process. "Once this transaction closes, we will go through an intense period of evaluation to determine how the two organizations will knit together," he said. "We have a lot to learn from each other, and we will be looking to integrate under the proven Graham business model, while utilizing best practices from each side of the equation."

The Blackstone Group is the majority owner of Graham Packaging. Howard A. Lipson, senior managing director of the Blackstone Group, said, "This is an exciting opportunity that puts Graham Packaging in a position to better meet the needs of its global customer base. We have tremendous confidence in the ability of Graham Packaging's management to integrate these two great companies and create the premier company in this sector."

Donald C. Graham, Graham Packaging's founder, who sold controlling interest to the Blackstone Group in February 1998, will maintain his 15 percent ownership stake in the combined company after the completion of the transaction.

Graham Packaging Company, L.P., based in York, Pennsylvania, USA, is a worldwide leader in the design, manufacture and sale of customized blow-molded plastic containers for the branded food and beverage, household and personal care, and automotive lubricants markets. The company currently employs approximately 4,000 people at 57 plants throughout North America, Europe and South America. It produced more than nine billion units and had total worldwide net sales of $1.0 billion over the last 12 months.

The Blackstone Group, a private investment and advisory firm with offices in New York, Atlanta, Boston, London, and Hamburg, was founded in 1985. The firm has raised a total of approximately $32 billion for alternative asset investing since its formation. Over $14 billion of that has been for private equity investing, including Blackstone Capital Partners IV, the largest institutional private equity fund ever raised, at $6.45 billion.

This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company's control. For a description of these uncertainties and risk factors, and for a more complete description of the company's results of operations, see the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.